Exhibit 99.1

Contact:	Doris Sewell
205-510-4935

PEMCO AVIATION GROUP, Inc. ANNOUNCES SALE OF ITS COMMERCIAL DIVISION

Birmingham, AL (September 19, 2007) – Pemco Aviation Group, Inc. (NASDAQ: PAGI) announced today that it has closed the previously announced sale of its commercial division, Pemco World Air Services, Inc., to an affiliate of Sun Capital Partners, Inc., a leading private investment firm focused on leveraged buyouts, equity, debt and other investments in market-leading companies. The sale was approved by Pemco’s stockholders on September 17, 2007. As part of the transaction, Pemco Aviation Group, Inc. will transition to the name “Alabama Aircraft Industries, Inc. “with a NASDAQ symbol of AAII.

“We are very pleased to announce the sale of Pemco World Air Services. Our commercial division has been a great asset to Pemco Aviation Group over many years, but it is time for our company to focus on growing our military business. We look forward to paying off our credit facility and beginning the new year as Alabama Aircraft Industries, Inc.,” said Ron Aramini, President and Chief Executive Officer.

Alabama Aircraft Industries, Inc., or AAII, formerly known as Pemco Aviation Group, Inc., with executive offices in Birmingham, Alabama, and facilities in Alabama and California, performs maintenance and modification of aircraft for the U.S. Government and foreign and domestic customers. The company also provides aircraft parts and support and engineering services and full service overhaul and repair for a wide range of aircraft. AAII also develops and manufactures rocket vehicles and control systems, and precision components for the aviation industry.

This press release contains forward-looking statements made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by their use of words, such as “believe,” “expect,” “intend,” “anticipate,” “estimate” and other words and terms of similar meaning, in connection with any discussion of the Company’s prospects, financial statements, business, financial condition, revenues, results of operations or liquidity. Factors that could affect the Company’s forward-looking statements include, among other things: changes in global or domestic economic conditions; the loss of one or more of the Company’s major customers; the Company’s ability to obtain additional contracts and perform under existing contracts; the outcome of pending and future litigation and the costs of defending such litigation; financial difficulties experienced by the Company’s customers; potential environmental and other liabilities; the inability of the Company to obtain additional financing; material weaknesses in the Company’s internal control over financial reporting; regulatory changes that adversely affect the Company’s business; loss of key personnel; and other risks detailed from time to time in the Company’s SEC reports, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to update or revise any forward-looking statements and is not responsible for changes made to this release by wire services or Internet services.

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